Exhibit 99.1

Keyuan Petrochemicals Inc. Corporate Update

Ningbo, China – March 1, 2013 – Keyuan Petrochemicals Inc. (OTCQB: KEYP), (“Keyuan” or “the Company”), an independent manufacturer and supplier of various petrochemical products in China, is pleased to announce today a corporate update.

The Company has been focusing on building its core business. Sales for the three months ended December 31, 2012 were approximately $221.6 million (unaudited) compared to sales of $158.0 million for the same period in 2011, an increase of $ 68.6 million, or 43.4%. Net income for the three months ended December 31, 2012 was $ 10.7 million (unaudited).

Keyuan started a corporate buy back of its common stock in January 2013 and is continuing the buyback of $2 million of common stock at a price up to $1.50 a share. The Company's common stock may be purchased from time to time in the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

Keyuan is funding the share repurchases from cash on hand. As of September 30, 2012, the company had approximately $201 million of cash and equivalents and approximately 58 million shares of common stock and 5.33 million shares of Series B Preferred stock outstanding.

The Company further announced that it has reached a settlement in a case filed by the United States Securities and Exchange Commission on February 28, 2013 in the United States District Court for the District of Columbia against the Company, alleging the Company violated Section 17(a)(2) and 17(a)(3) of the Securities Act of 1933, Section 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934, and Rules 12b-20 and 13a-13 thereunder. Under the settlement terms and without admitting or denying the complaint’s allegations, the Company will pay a $1 million civil penalty and will be permanently enjoined from violating certain securities law. The settlement remains subject to approval by the United District Court for the District of Columbia, which must approve its terms and enter the final judgment.

“During the approximate year-and-a-half investigation, the Commission reviewed the Company’s documents regarding finance, business, manufacturing and many other related aspects. In order to actively coordinate and cooperate with the Commission’s investigation, the significant attention Keyuan’s management team paid to this matter affected the Company’s operations.  Now that the Company has been able to resolve this matter with the Commission, the Company can focus on business operations and economic performance, with a particular emphasis on executing its business plan while remaining compliant in the United States.  We are committed to adhering to the highest standards of accounting and corporate governance” declared Chunfeng Tao, Keyuan’s Chief Executive Officer.  "We believe Keyuan's core earnings potential will continue to improve and that our stock represents an attractive value."

About Keyuan Petrochemicals, Inc.

Keyuan Petrochemicals, Inc., established in 2007 and operating through its wholly-owned subsidiary, Keyuan Plastics, Co. Ltd., is located in Ningbo, China and is a leading independent manufacturer and supplier of various petrochemical products. Having commenced production in October 2010, Keyuan's operations include an annual petrochemical manufacturing design capacity of 720,000 MT for a variety of petrochemical products, with facilities for the storage and loading of raw materials and finished goods, and a technology that supports the manufacturing process with low raw material costs and high utilization and yields. In order to meet increasing market demand, Keyuan plans to expand its manufacturing capacity to include a SBS production facility which was completed in September 2011 and one production line has entered into commercial production, additional storage capacity, a raw material pre-treatment facility, an asphalt production facility, and an ABS production facility.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of Keyuan Petrochemicals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the impact of the proceeds from the private placement on the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

US Contact Information:

Jim Jiang

Keyuan Petrochemicals, Inc

Phone: 646-705-1386

Email: jzm0580@gmail.com

Web: www.keyuanpetrochemicals.com

Company Contact Information:

Angel Gu

Keyuan Petrochemicals, Inc

Phone: +0086-1-381-986-4827

Email: angelgu@keyuanpetrochemicals.com

Web: www.keyuanpetrochemicals.com